Exhibit 21
                            THERMO CARDIOSYSTEMS INC.

                         Subsidiaries of the Registrant

    As of February 28, 1999, Thermo Cardiosystems Inc. owned the following companies:

                                                   STATE OR     REGISTRANT'S
                                                 JURISDICTION    PERCENT OF
                          NAME                        OF         OWNERSHIP
                                                INCORPORATION
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International Technidyne Corporation               Delaware         100%
  International Technidyne Corporation Limited  United Kingdom      100%
Nimbus Inc.                                     Massachusetts       100%
TCA Securities Corporation                      Massachusetts       100%